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                                                                   EXHIBIT 99.1

          IXC COMMUNICATIONS, INC. COMMENCES EXCHANGE OFFER OF 12 1/2% SERIES B JUNIOR EXCHANGEABLE PREFERRED STOCK DUE 2009 FOR 12 1/2% JUNIOR
                     EXCHANGEABLE PREFERRED STOCK DUE 2009


Austin, Texas, December 16, 1997 -- IXC Communications, Inc. announced today that it has commenced an offer (the "Exchange Offer") to exchange shares of its 12 1/2% Series B Junior Exchangeable Preferred Stock Due 2009 ("New Preferred Stock") for any and all of its shares of 12 1/2% Junior Exchangeable Preferred Stock Due 2009 ("Old Preferred Stock"). The Company will exchange one share of the New Preferred Stock for each outstanding share of the Old Preferred Stock. The New Preferred Stock will be substantially identical in all material respects (aggregate liquidation preference, dividend rate, mandatory redemption and ranking) to the terms of the Old Preferred Stock, except that the shares of New Preferred Stock will be registered under the Securities Act of 1933 and will not bear legends restricting the transfer thereof. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. The Exchange Offer will expire at 5:00 p.m., New York City time, on January 16, 1998, unless extended by the Company. The Company has filed exchange offer documents with the Securities and Exchange Commission and mailed the documents to stockholders today. The offering is made by means of a prospectus only. Certain holders of shares of Old Preferred Stock may not be eligible to participate in the Exchange Offer. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Austin, Texas-based IXC Communications, Inc. is one of the United States' largest suppliers of voice, data and multimedia transmission services. The Company owns and operates one of the newest nationwide digital networks and makes network capacity available to local telephone companies, national and regional long-distance carriers, cable and utility companies, and Internet Service Providers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on NASDAQ under the symbol IIXC. IXC's web site is located at www.ixc-comm.net.

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        Investor Contact:                     Media Contact:
        James F. Guthrie                      Meri Braziel
        Executive Vice President,             Senior Vice President of Marketing
        Chief Financial Officer               (512) 433-3535
        (512) 427-3713                        mbraziel @ixc-comm.net
        jguthrie @ixc-comm.net